                                                      Exhibit 3.1

                      CERTIFICATE OF INCORPORATION
                                   OF
                       SUN HEALTHCARE GROUP, INC.
                               as amended


     FIRST. The name of the corporation is Sun Healthcare Group, Inc.

     SECOND. The address of the corporation s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange St., Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The aggregate number of shares of capital stock which the corporation shall have authority to issue is One Hundred Fifty-Five Million (155,000,000) shares, divided into One Hundred Fifty Million (150,000,000) shares of common stock with One Penny ($.01) par value, and Five Million (5,000,000) shares of preferred stock with One Penny ($.01) par value.

     FIFTH. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Article FOURTH, to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix or alter the designation, number, voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The rights in respect of dividends, if any, of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative right of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether the series shall have a right to elect one or more directors, and if so, the term or terms of such directors;

     (e) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (f) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (g) Whether that series shall have a sinking fund for the redemption of purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (h) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (i) Any other relative rights, preferences and limitations of that series.

     SIXTH. The name and mailing address of the incorporator is Andrew L. Turner, 5600 Wyoming Blvd. NE, Suite 140, Albuquerque, NM 87109. The powers of the incorporator end upon the filing of this Certificate of Incorporation.

     SEVENTH. The number of directors constituting the initial Board of Directors is one (1). The name and address of the person who is to serve as director until the first annual meeting of the stockholders or until his successor is elected and shall qualify, or if the Board of Directors fixes the number of directors prior to the first annual meeting of stockholders, until the end of his term of office as fixed by the Board of Directors, is:


     Name                     Address
     ----------------    --------------------------------
     Andrew L. Turner    5600 Wyoming Blvd. NE, Suite 140
                         Albuquerque, New Mexico 87109

     Upon the earlier of the first annual meeting of stockholders or action by the Board of Directors fixing the number of directors:

     (a) The number of directors constituting the entire Board of Directors, other than those directors who may be elected by the holders of any series of preferred stock as provided for by or fixed pursuant to the provisions of Article Fifth of this Certificate of Incorporation, shall be not less than three as fixed from time to time by a resolution passed by the affirmative vote of a majority of the then-authorized number of directors. Only directors who serve by virtue of the provisions of Article Seventh of this Certificate of Incorporation shall have the power to vote on such resolutions. The number of directors shall not be reduced so as to shorten the term of any director at the time in office.

     (b) The Board of Directors, other than those directors who may be elected by the holders of any series of preferred stock as provided for by or fixed pursuant to the provisions of Article Fifth of this Certificate of Incorporation, shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year at the annual meeting of stockholders.

     (c) If the Board of Directors fixes the number of directors prior to the first annual meeting of stockholders, the director then in office shall elect directors of the first class to hold office for a term expiring at the first annual meeting, directors of the second class to hold office for a term expiring at the second annual meeting and directors of the third class to hold office for a term expiring at the third annual meeting. If the Board of Directors does not fix the number of directors prior to the first annual meeting of stockholders, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting.

     (d) Except as otherwise provided for by or fixed pursuant to the provisions of Article Fifth of this Certificate of Incorporation relating to the rights of the holders of any series of preferred stock to elect additional directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Only directors who serve by virtue of the provisions of Article Seventh of this Certificate of Incorporation shall have the power to vote to fill directorships established pursuant to this Article Seventh. Any director elected in accordance with this paragraph shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director s successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal.

     (e) Upon commencement and during the continuation of any period when the holders of any series of preferred stock have the right to elect additional directors as provided for by or fixed pursuant to the provisions of Article Fifth of this Certificate of Incorporation (i) the total number of directors of the corporation shall automatically be increased by such specified number of directors, and the holders of such preferred stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director s successor shall have been duly elected and qualified, or until such director s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of preferred stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total number of directors of the corporation shall be reduced accordingly.

     (f) Except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for by or fixed pursuant in the provisions of Article Fifth of this Certificate of Incorporation, any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of all of the then-outstanding shares of stock entitled to vote thereon voting together as a single class.

     (g) Subject to the foregoing and except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for by or fixed pursuant to the provisions of Article Fifth of this Certificate of Incorporation, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

     (h) Throughout this Certificate of Incorporation, then-authorized number of directors shall initially mean the directors constituting the initial Board of Directors as set forth in this Certificate of Incorporation, and thereafter, the directors fixed by resolution pursuant to the provisions of Article Seventh of this Certificate of Incorporation and shall not include any directors who may be elected by the holders of any series of preferred stock as provided for by or fixed pursuant to the provisions of Article Fifth of this Certificate of Incorporation.

     EIGHTH. The Board of Directors is expressly authorized to make, alter or repeal bylaws of the corporation by the affirmative vote of at least a majority of the then-authorized number of directors. Only directors who serve by virtue of the provisions of Article Seventh of this Certificate of Incorporation shall have the power to vote on this matter. In addition to any other vote required by law, the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise by the affirmative vote of shares of stock having at least sixty percent (60%) of the votes which could be cast by the holders of all shares of stock entitled to vote thereon.

     NINTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

     TENTH. No action that is required or permitted to be taken by the stockholders of the corporation may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the corporation.

     ELEVENTH. Meetings of stockholders of the corporation may be held within or without the State of Delaware, as the bylaws of the corporation may provide. Except as otherwise provided for by or fixed pursuant to the provisions of Article Fifth of this Certificate of Incorporation relating to the rights of the holders of any series of preferred stock, special meetings of stockholders of the corporation may be called only by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the then-authorized number of directors of the corporation. Only directors who serve by virtue of the provisions of Article Seventh of this Certificate of Incorporation shall have the power to vote on this matter.

     TWELFTH. The personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent authorized by the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection of a director of the corporation existing at the time of such amendment or repeal.

     THIRTEENTH. The corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware ("Section 203") as said Section is presently in effect and as it may hereafter be amended from time to time, and the restrictions contained in Section 203 shall not apply to the corporation, until such time, if ever, as both of the following conditions exist:
(a) Section 203 by its terms would, but for the provisions of this Article Twelfth, apply to the corporation; and (b) there exists no person that is the owner of more than forty percent (40%) of the outstanding voting stock of the corporation excluding for purposes of determining outstanding voting stock of the corporation any shares of preferred stock issued pursuant to the provisions of Article Fifth of this Certificate of Incorporation. Once the corporation shall become governed by Section 203 pursuant to the preceding sentence the corporation shall be governed by Section 203 for so long as Section 203 by its terms shall apply to the corporation, regardless of whether any person shall thereafter become the owner of more than forty percent (40%) of the outstanding voting stock of the corporation. For purposes of this
Article Twelfth, the terms  person,   owners  and  voting stock
shall have the meanings ascribed to them in Section 203, as Section 203 may be amended from time to time.

     The undersigned incorporator hereby acknowledges under penalties of perjury that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.



                                   /s/ Andrew L. Turner
                                   --------------------
                                   Andrew L. Turner